UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	February 3, 2009
NexMed, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, New Jersey		08520
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (609) 371-8123

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01           ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 3, 2009, NexMed, Inc. (the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Warner Chilcott Company, Inc., a Puerto Rico corporation (“Warner”), for the sale by the Company to Warner of the U.S. rights to Vitaros®, the Company’s topically applied alprostadil cream for the treatment of erectile dysfunction.

Under the terms of the Asset Purchase Agreement, the Company has received an up-front payment of $2.5 million and is eligible to receive an additional payment of $2.5 million upon Warner’s receipt of a New Drug Application approval from the Food and Drug Administration for the marketing, use and sale of Vitaros in the U.S.  In addition, Warner will pay a total of $350,000 for the manufacturing equipment for the product.

In connection with the Asset Purchase Agreement, the license agreement dated November 1, 2007, as amended, between Warner and the Company related to Vitaros was terminated and Warner and the Company entered into a new license agreement dated February 3, 2009 (the “License Agreement”) whereby the Company granted Warner a royalty-free, perpetual and exclusive license under certain specific patent rights and other related intellectual property rights necessary to or useful for Warner’s exploitation of the purchased rights in the U.S.  The Company has retained all such rights outside of the U.S.

The foregoing description is qualified in its entirety by reference to the copy of the Asset Purchase Agreement attached hereto as Exhibit 10.1 and the License Agreement attached hereto as Exhibit 10.2.  The   information contained in such exhibits is incorporated herein by reference.  The Company’s press release announcing the Asset Purchase Agreement is attached hereto as Exhibit 99.1.

ITEM 1.02           TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

The information set forth in the third paragraph of Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1	Asset Purchase Agreement, dated February 3, 2009, between Warner Chilcott Company, Inc. and NexMed, Inc.

10.2	License Agreement, dated February 3, 2009, between Warner Chilcott Company, Inc. and NexMed, Inc.

99.1        Press release dated February 3, 2009 issued by NexMed, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

	By:	/s/ Mark Westgate
	Name:	Mark Westgate
	Title:	Vice President and
Chief Financial Officer
Date: February 5, 2009